SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted
[ ]  Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            GLOBAL TECHNOLOGIES, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box): [X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
                    ------------------------------------------------------

                                     [LOGO]

                         1811 CHESTNUT STREET, SUITE 120
                        PHILADELPHIA, PENNSYLVANIA 19103


                                 April 17, 2000


Dear Fellow Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Global Technologies, Ltd. (the "Company"), to be held at the Rihga Royal Hotel, located at 151 West 54th Street, New York, New York, on Thursday May 11, 2000, at 10:00 a.m., local time.

         The official notice of the meeting together with a proxy statement and form of proxy are enclosed. We hope you will take the time to study this information carefully. To assure your representation at the meeting, even if you presently plan to attend, please complete, sign, date and return the enclosed proxy card promptly in the accompanying self-addressed postage prepaid envelope. If you do join us at the Annual Meeting and wish to vote in person, you may revoke your proxy at that time.


         Your copy of the Company's Annual Report for the transition period ended June 30, 1999 and Letter to Stockholders are also enclosed. We appreciate your interest in the Company and thank you for your attention to this important matter.


                                   Sincerely,

                                   /s/ IRWIN L. GROSS

                                   Irwin L. Gross
                                   Chairman of the Board and
                                   Chief Executive Officer



                             YOUR VOTE IS IMPORTANT
TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

                            GLOBAL TECHNOLOGIES, LTD.
             -------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 11, 2000
             -------------------------------------------------------

TO OUR STOCKHOLDERS:

         The 2000 Annual Meeting of Stockholders of Global Technologies, Ltd., a Delaware corporation (the "Company"), will be held at the Rihga Royal Hotel, located at 151 West 54th Street, New York, New York, on Thursday May 11, 2000, at 10:00 a.m., local time, for the following purposes, all as more fully described in the attached Proxy Statement:

         1. To elect directors;

         2. To vote on the proposal to ratify the grant of options to purchase 1,500,000 shares of the Company's Class A Common Stock to Irwin L. Gross, Chairman of the Board and Chief Executive Officer of the Company;

         3. To vote on the proposal to ratify the appointment of KPMG LLP, certified public accountants, as the Company's independent auditors for the fiscal year ending June 30, 2000; and

         4. To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on March 16, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournment thereof.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. SHARES CAN BE VOTED AT THE ANNUAL MEETING ONLY IF THE HOLDER IS PRESENT IN PERSON OR IS REPRESENTED BY PROXY. ACCORDINGLY, THE COMPANY EARNESTLY REQUESTS THAT YOU DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND YOUR COOPERATION IN THIS RESPECT IS GREATLY APPRECIATED.

April 17, 2000                        By Order of the Board of Directors

                                      /s/ DAVID N. SHEVRIN
                                      David N. Shevrin
                                      Secretary

                            GLOBAL TECHNOLOGIES, LTD.
                         1811 CHESTNUT STREET, SUITE 120
                        PHILADELPHIA, PENNSYLVANIA 19103

                      -------------------------------------

                                 PROXY STATEMENT

         This Proxy Statement and the accompanying proxy card are being furnished to stockholders of Global Technologies, Ltd., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use in voting at the 2000 Annual Meeting of Stockholders, which will be held at the Rihga Royal Hotel, located at 151 West 54th Street, New York, New York, on Thursday May 11, 2000, at 10:00 a.m., local time, and at any postponements or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card, together with a copy of the Annual Report of the Company for the transition period ended June 30, 1999 and Letter to Stockholders, are first being mailed or delivered to stockholders of the Company on or about April 17, 2000.

         At the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

         1. To elect five directors to hold office as follows: two Class I directors to serve until the 2001 annual meeting, two Class II directors to serve until the 2002 annual meeting and one Class III director to serve until the 2003 annual meeting, and each until their respective successors have been duly elected and qualified;

         2. To vote on the proposal to ratify the grant of options to purchase 1,500,000 shares of the Company's Class A Common Stock to Irwin L. Gross, Chairman of the Board and Chief Executive Officer of the Company;

         3. To vote on the proposal to ratify the appointment of KPMG LLP, certified public accountants, as the Company's independent auditors for the fiscal year ending June 30, 2000; and

         4. To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

                       VOTE REQUIRED AND PROXY INFORMATION

         The enclosed proxy provides that you may specify that your shares be voted "For", "Against" or "Abstain" from voting with respect to each of the proposals. If the enclosed proxy is properly executed, duly returned to the Company in time for the Annual Meeting and not revoked, your shares will be voted in accordance with the instructions contained thereon. Where a signed proxy is returned, but no specific instructions are indicated, your shares will be voted "FOR" each of the proposals. Proxies marked as abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as voting in respect of any matter as to which abstinence is indicated. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter.

         A proxy given pursuant to this solicitation may be revoked at any time before it is voted at the Annual Meeting. Proxies may be revoked by: (i) filing with the Assistant Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Assistant Secretary of the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to S. Lance Silver, Assistant Secretary, Global Technologies, Ltd., 1811 Chestnut Street, Suite 120, Philadelphia, Pennsylvania 19103.

         All shares of the Company's capital stock present in person or represented by proxy and entitled to vote at the meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum for each of the matters on which stockholders will vote at the Annual Meeting. If the Annual Meeting is adjourned because of the absence of a quorum, those stockholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors.

         The presence or representation by proxy of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. In all matters other that the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter will be required for approval of such subject matter. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

         At the close of business on March 16, 2000, the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting, the Company's outstanding securities consisted of 10,498,488 shares of Class A Common Stock, par value $0.01 per share. Each share of Class A Common Stock is entitled to one vote.

         The cost of this solicitation of proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies, to which it will pay a fee of $6,000 plus customary and reasonable expenses. The Company will, on request, reimburse American Stock Transfer & Trust Company and stockholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record. The total estimated cost for this solicitation of proxies is approximately $20,000.

                              ELECTION OF DIRECTORS
                       (PROPOSAL NO. 1 ON THE PROXY CARD)

         The Board of Directors currently consists of five members. The Company amended its Certificate of Incorporation in August 1999. The Company's Amended and Restated Certificate of Incorporation provides for the classification of the Board of Directors into three classes (Class I, Class II and Class III). This is the first annual meeting since the foregoing amendment to the Company's Certificate of Incorporation, so each director will stand for election as required therein. At the Annual Meeting or any adjournments or postponements thereof, the Class I directors will be elected to hold office for a term expiring at the next succeeding annual meeting (2001), the Class II directors will be elected to hold office for a term expiring at the second succeeding annual meeting (2002), and the Class III director will be elected to hold office for a term expiring at the third succeeding annual meeting (2003).

         Each proxy received will be voted for the election of the persons named below, unless the stockholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not anticipate), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board of Directors may recommend.

         Each of the nominees for election as director is now a director of the Company. Each has served as a director of the Company since September 1998 and was re-elected to the Board of Directors at the 1998 Annual Meeting held on October 30, 1998.

         The following information about the Company's nominees for election as directors is based, in part, on information furnished by the nominees.

NAME                    CLASS      AGE    TITLE
----                    -----      ---    -----
M. Moshe Porat            I        52     Director

James W. Fox              I        49     Director, President and Chief
                                          Operating Officer

Charles T. Condy         II        59     Director

Stephen Schachman        II        55     Director

Irwin L. Gross          III        56     Chairman of the Board and Chief
                                          Executive Officer

         M. MOSHE PORAT has been a Director of the Company since September 1998 and a Director of The Network Connection, a majority owned operating subsidiary of the Company, since May 18, 1999. Since September 1996, Dr. Porat has served as the Dean of the School of Business and Management at Temple University. From 1988 to 1996 he was Chairman of the Risk Management, Insurance and Actuarial Science Department at Temple University. Dr. Porat received his undergraduate degree in economics and statistics (with distinction) from Tel Aviv

University, his M.B.A. (Magna Cum Laude) from the Recanati Graduate School of Management at Tel Aviv University, and completed his doctoral work at Temple University. Dr. Porat holds the Chair of the Joseph E. Boettner Professorship in Risk Management and Insurance and has won several awards in the insurance field. Prior to his academic work, Dr. Porat served as deputy general manager of a large international. He holds the CPCU professional designation and is a member of ARIA (American 25 Risk and Insurance Association), IIS (International Insurance Society), RIMS (Risk and Insurance Management Society) and Society of CPCU. Dr. Porat has authored several monographs on captive insurance companies and their use in risk management, has published numerous articles on captive insurance companies, self insurance and other financial and risk topics.

         JAMES W. FOX has been a Director of the Company since September 1998. Mr. Fox is the President and Chief Operating Officer of the Company. He was formerly the Managing Partner of First Lawrence Capital Corp., and was responsible for the firm's management and the growth of its mergers and acquisitions advisory and principal investment activities. From 1989 to 1996, Mr. Fox was a director with national practice development and management responsibility with Coopers & Lybrand in New York, with primary responsibility for mergers and acquisitions activities. He has held senior mergers and acquisitions positions with General Foods Corp., Arthur Young and W.R. Grace Co. Mr. Fox has a Bachelor of Arts degree in Mathematics and History from Amherst College and an M.B.A. in Finance from the University of Pennsylvania's Wharton School.

         CHARLES T. CONDY has been a Director of the Company since September 1998. Mr. Condy was a director of Rare Medium, Inc. from 1996 to 1999. Mr. Condy is the founder, chairman and chief executive officer of Next Century Restaurants, Inc., a private company which is the owner of Aqua, and Charles of Nob Hill, both of which are in San Francisco, and Aqua of Las Vegas. He is founder and has been chairman and chief executive officer of Proven Alternatives, Inc., a privately held international energy management company, since 1991. Mr. Condy was chairman and chief executive officer of California Energy Company, Inc., a geothermal energy company which he founded in 1971, and which become the largest geothermal energy company in the world. Prior to founding California Energy Company, Mr. Condy was executive vice president--Western region of John Nuveen and Company, members of the New York Stock Exchange. In the public policy area, Mr. Condy helped found and has served as a board member of the Business Council for a Sustainable Energy Future and the Coalition for Energy Efficiency and Renewable Technologies. Mr. Condy currently advises the U.S. Department of Energy, the U.S. Agency for International Development, and the U.S. Asian Environmental Partnership on energy efficiency technology transfer and related funding to developing economies.

         STEPHEN SCHACHMAN has been a Director of the Company since September 1998 and a Director of The Network Connection since May 18, 1999. Since 1995, Mr. Schachman has been the owner of his own consulting firm, Public Affairs Management, which is located in the suburban Philadelphia area. From 1992 to 1995, Mr. Schachman was an executive officer and consultant to Penn Fuel Gas Company, a supplier of natural gas products. Prior thereto, he was an attorney with the Philadelphia law firm Dilworth, Paxson, Kalish & Kaufman. Mr. Schachman was also an Executive Vice President of Bell Atlantic Mobile System and prior thereto, President of the Philadelphia Gas Works, the largest municipally owned gas company in the United States. Mr. Schachman has a Bachelor of Arts degree from the University of Pennsylvania and Juris Doctor degree from the Georgetown University Law School.

         IRWIN L. GROSS has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since September 1998 and Chairman of the Board of Directors and Chief Executive Officer of The Network Connection since May 18, 1999. Mr. Gross also currently sits on the Board of Directors of U.S. Wireless Corporation, a publicly-held company listed on the Nasdaq Small Cap Market. Mr. Gross is a founder of Rare Medium, Inc., a publicly held company listed on the Nasdaq National Market, and was Chairman and a Director of Rare Medium from 1984 to 1998. In addition, Mr. Gross served as the Chief Executive Officer of Engelhard/ICC, a joint venture between Rare Medium and Engelhard. Mr. Gross has served as a consultant to, investor in and director of, numerous publicly-held and private companies and serves on the board of directors of several charitable organizations. Mr. Gross has a Bachelor of Science degree in Accounting from Temple University and a Juris Doctor degree from Villanova University.

         None of the nominees has any family relationship to any other director, executive officer of nominee.

MEETINGS OF THE BOARD OF DIRECTORS

         The business affairs of the Company are managed under the direction of the Board of Directors. Members of the Board of Directors are kept informed through various reports and documents sent to them, through operating and financial reports routinely presented at Board and committee meetings by Irwin
L. Gross, as the Chairman of the Board, and other officers, and through other means. In addition, directors of the Company discharge their duties throughout the year not only by attending Board meetings but also through personal meetings and other communications, including considerable telephone contact, with the Chief Executive Officer and others regarding matters of interest and concern to the Company.

         The entire Board of Directors was replaced with the current Board of Directors in September 1998. Each member of the current Board was re-elected at the 1998 Annual Meeting on October 30, 1998. From October 30, 1998 through the end of the transition period ended June 30, 1999, the Company's Board of Directors held nine (9) meetings. No director attended fewer than 75% of the meetings held during that period.

BOARD COMMITTEES

         The Board of Directors does not have a nominating committee.

         The Board of Directors has an Audit Committee whose purpose is to recommend the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit, (ii) reviewing the Company's financial condition and results of operations with management, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Audit Committee currently consists of Messrs. Condy and Schachman. There was one Audit Committee meeting during the period from October 1998 through June 1999, and all were present.

         The Board of Directors also has a Compensation Committee which currently consists of Messrs. Condy and Porat. The Compensation Committee is responsible for approving the compensation arrangements of senior management and recommending approval by the Board of Directors of amendments to the Company's benefit plans. There was no Compensation Committee in session during any of the meetings of the Board of Directors during the period from October 1998 through June 1999.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

                       GRANT OF OPTIONS TO IRWIN L. GROSS
                       (PROPOSAL NO. 2 ON THE PROXY CARD)

         The stockholders are being asked to approve the grant by the Board of Directors on October 8, 1999, with Irwin L. Gross abstaining, of options to Irwin L. Gross, Chairman and Chief Executive Officer of the Company, to purchase 1,000,000 shares of Class A Common Stock at the closing market price of the common stock on the day prior to the grant, pursuant to a separate option agreement with Mr. Gross. As a result of the three-for-two stock split of the Company on February 15, 2000, the options currently entitle Mr. Gross to 1,500,000 shares upon exercise. One quarter of these options vested immediately and one quarter vest, subject to certain conditions, over three years beginning October 8, 2000. The remaining 750,000 options vest on the sixth anniversary of the date of grant, subject to accelerated vesting pursuant to a three-year vesting schedule in the event of the achievement of certain performance milestones and other conditions. The exercise price of the options is $1.83 (split-adjusted). The options expire in October 2009. The Board of Directors, with Mr. Gross abstaining, has approved such grant.

         The option granted to Mr. Gross, as approved by the Board, is not by its terms subject to stockholder approval. Nasdaq has advised the Company that it is Nasdaq's view that such grant did require approval of the stockholders pursuant to Marketplace Rule 4460(i)(1)(A). Rule 4460(i)(1)(A) provides in pertinent part that when a stock option (other than an option granted pursuant to a broadly based plan) is granted to an officer or director, the issuer shall require stockholder approval prior to such grant; provided, however, that in the case of a grant to a person not previously employed by the Company, as an inducement essential to the individual's entering into an employment contract with the Company, stockholder approval will generally not be required. While the Company originally granted the option based upon a belief that such rule did not apply to the grant, because it viewed the grant as an inducement essential to Mr. Gross's entering into an employment contract with the Company on October 1, 1999, the Company has determined to seek stockholder approval to comply with Nasdaq's request. If the stockholders do not ratify the grant of these options at the Annual Meeting, the Company may be in violation of the Nasdaq rules and could be subject to delisting.

         The Board of Directors of the Company has determined that Mr. Gross has halted the downward spiral of the Company and is implementing a strategy to increase value for all of the holders of the Company's common stock and that he should be able to participate in such enhancement of shareholder value. The market price per share increased over 350% in 1999 and continues to increase in 2000. The Class A Common Stock of the Company traded for approximately $1.50 per share (split-adjusted) on September 15, 1998 and traded for approximately $15.75 on March 22, 2000.

THE BOARD OF DIRECTORS BELIEVES THAT THE GRANT OF OPTIONS TO MR. GROSS IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" RATIFICATION OF THE GRANT.

                 APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                       (PROPOSAL NO. 3 ON THE PROXY CARD)

         The Board of Directors has renewed the Company's arrangement for KPMG LLP ("KPMG") to act as its independent accountants for the fiscal year ending June 30, 2000. KPMG has acted as the Company's independent accountants since 1996.

         The stockholders are being asked to approve the appointment of KPMG by the Board of Directors for the fiscal year ending June 30, 2000. In the event the appointment is not approved, the Board of Directors will reconsider its selection.

         Representatives of KPMG are expected to be present at the Annual Meeting and available to respond to appropriate questions by stockholders. Such representatives also will be afforded an opportunity, should they so desire, to make any statements to the stockholders that they deem appropriate.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF KPMG LLP AS THE INDEPENDANT AUDITORS OF THE COMPANY.

                             EXECUTIVE COMPENSATION

         ON JANUARY 5, 2000, THE BOARD OF DIRECTORS APPROVED A THREE-FOR-TWO STOCK SPLIT TO BE EFFECTED BY WAY OF A STOCK DIVIDEND OF ONE SHARE FOR EACH TWO SHARES OF COMMON STOCK HELD BY STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS FEBRUARY 15, 2000. THE DIVIDEND WAS PAYABLE ON FEBRUARY 29, 2000; FRACTIONAL SHARES WERE PAID OUT IN CASH. THE FIGURES DISCLOSED HEREIN HAVE BEEN ADJUSTED TO REFLECT THE EFFECT OF THIS STOCK DIVIDEND.

         In August 1999, the Company changed its fiscal year-end from October 31 to June 30. The summary compensation table below sets forth the aggregate compensation paid or accrued by the Company for the transition period ended June 30, 1999 and the Company's prior three fiscal years ended October 31, 1998, 1997 and 1996 to the Chief Executive Officer and the Company's other executive officers who were serving as executive officers at June 30, 1999 and whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executives").

SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                            ANNUAL          ANNUAL        COMPENSATION
    NAME AND                  FISCAL     COMPENSATION    COMPENSATION    STOCK OPTION
PRINCIPAL POSITION             YEAR        SALARY ($)      BONUS ($)       AWARDS (#)
------------------             ----        ----------      ---------       ----------
Irwin L. Gross, Chief          1999            --              --               --
Executive Officer              1998            --              --               --
                               1997            --              --               --
                               1996            --              --               --

James W. Fox, President (1)    1999       104,718              --          105,000
                               1998            --              --           45,000
                               1997            --              --               --
                               1996            --              --               --

Morris C. Aaron, Chief         1999       130,289              --           75,000
Financial Officer (2)          1998        18,590              --               --
                               1997            --              --               --
                               1996            --              --               --

David Shevrin, Secretary (3)   1999        71,924              --           75,000
                               1998         8,462              --               --
                               1997            --              --               --
                               1996            --              --               --

Frank Gomer, President and     1999       101,042          43,797               --
Chief Operating Officer of     1998       153,686          54,445            7,667
The Network Connection (4)     1997        90,658          20,000            9,000
                               1996            --              --               --

----------
(1)  Mr. Fox started employment with the Company on January 1, 1999.

(2) Mr. Aaron is currently the Executive Vice President and Chief Financial Officer of The Network Connection. At the end of the transition period ended June 30, 1999 and until December 15, 1999, Mr. Aaron was the Chief Financial Officer of the Company. On December 15, 1999, the Company hired Patrick J. Fodale, Vice President and Chief Financial Officer of the Company.

(3)  Mr. Shevrin started employment with the Company on September 15, 1998.

(4) Dr. Gomer is currently President of the Systems Group for The Network Connection. At the end of the transition period ended June 30, 1999 and until March 6, 2000, Dr. Gomer was President and Chief Operating Officer of The Network Connection. On March 6, 2000, Robert Pringle was hired as the President and Chief Operating Officer of The Network Connection.

OPTION GRANTS IN FISCAL YEAR

         The following table sets forth the grant of stock options made during the 1998 fiscal year and the transition period ended June 30, 1999 to the Named
Executives:

                          NUMBER OF
                         SECURITIES        PERCENT OF TOTAL
                     UNDERLYING OPTIONS   OPTIONS GRANTED TO   EXERCISE PRICE
    NAME                 GRANTED (#)        EMPLOYEES (1)        ($/SHARE)     EXPIRATION DATE
    ----                 -----------        -------------        ---------     ---------------
Irwin L. Gross                  --                 --                  --             --
James W. Fox (2)           105,000               33.2%               1.67          01/01/2009
Morris C. Aaron (3)         75,000               23.7%               1.13          12/12/2008
David Shevrin (4)           75,000               23.7%               1.13          12/12/2008
Frank Gomer (5)              6,750                2.2%               1.75          02/19/2008

----------
(1) Based on a total of 316,047 options granted to employees during the 1998 fiscal year and the transition period ended June 30, 1999.

(2) 42,000 options are currently exercisable, and 4,000 become exercisable on each of December 31, 2000, January 1, 2002 and December 31, 2002.

(3) 15,000 options are immediately exercisable, and 15,000 become exercisable on each of December 12, 1999, 2000, 2001 and 2002.

(4) 25,667 options become exercisable on each of December 12, 1999, 2000 and 2001.

(5) Represents 3,000 and 3,750 options repriced from $14.63 and $9.00, respectively, on April 10, 1999.

STOCK OPTION REPRICINGS

         On February 10, 1998, the Company's former Board of Directors adopted a plan to reduce the exercise price on the stock options under the 1994 Plan and the 1997 Plan. The exercise price on one-half of each outstanding option was reduced to $1.75 per share (the split-adjusted closing price for the Company's stock on February 10, 1998) on October 10, 1998, and on the other half of each outstanding option on April 10, 1999, provided the option holder was still employed by the Company on such dates. The plan amendment was approved by the Board of Directors to retain key employees, retain appropriate levels of incentive and maintain competitive compensation levels.

         As a result of this action, 6,000 options and 7,500 options held by Dr. Gomer with exercise prices of $14.626 and $9.00, respectively, were repriced to $1.75.

OPTION EXERCISES AND YEAR-END VALUES

         The following table provides certain information regarding the number of exercisable and unexercisable options held by the Named Executives as of June 30, 1999 (none of these persons exercised any options during the 1998 fiscal year or the transition period ended June 30, 1999):



                                                        VALUE OF UNEXERCISED
                   NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                        AT JUNE 30, 1999(#)               JUNE 30, 1999($)
    NAME           EXERCISABLE/UNEXERCISABLE (1)      EXERCISABLE/UNEXERCISABLE
    ----           -----------------------------      -------------------------
Irwin L. Gross               --/--                             --/--

James W. Fox             21,000/129,000                   24,500/172,750

Morris C. Aaron          10,000/40,000                    25,620/102,480

David Shevrin              --/50,000                        --/128,100

Frank Gomer               7,065/9,102                      11,481/18,541

----------
(1) None of these options had an exercise price less than the closing bid price per share of the Class A Common Stock on the Nasdaq National Market of $2.83 at June 30, 1999.

DIRECTOR COMPENSATION

         Outside directors receive $1,000 for each meeting of the Board of Directors, and $500 for each committee meeting, attended in person or by telephone. In addition, all directors are reimbursed for expenses actually incurred in connection with each meeting of the Board of Directors or any Committee thereof attended. Each director has also received grants of options under the Company's 1997 Stock Option Plan.

         The Company's 1994 Stock Option Plan (the "1994 Plan") provides for the automatic grant of non-qualified stock options to directors of the Company who are not employees or principal stockholders of the Company ("Eligible Directors") to purchase shares of common stock ("Director Options"). On the date an Eligible Director becomes a director of the Company, he or she is granted Director Options to purchase 1,000 shares of the Company's Class A Common Stock (the "Initial Director Options"). On the day immediately following the date of the annual meeting of stockholders for the Company for each fiscal year, each Eligible Director, other than directors who received Initial Director Options since the Company's prior annual meeting, is granted Director Options to purchase 1,000 shares of the Company's Class A Common Stock (each an "Automatic Grant"), as long as such director is a member of the Board of Directors on such day. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the Class A Common Stock on the date of grant, except for directors who receive incentive options and who own more than 10% of the voting power, in which case the exercise price shall be not less than 110% of the fair market value on the date of grant. Director Options are exercisable in four equal annual installments, commencing one year from the date of grant. Director Options will expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board of Directors. The 1994 Plan and the Company's 1997 Stock Option Plan (the "1997 Plan") also allow grants to directors in addition to or in lieu of an Automatic Grant.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Irwin L. Gross serves as Chief Executive Officer pursuant to the terms of an employment agreement that terminates on September 30, 2002. Mr. Gross receives a minimum annual base salary of $250,000 and, subject to the achievement of assigned goals, bonuses of not less than 20% of his annual salary. Mr. Gross also received 1,500,000 10-year options, 25% of which vested immediately, 25% of which vest, subject to certain conditions, in three annual increments beginning on October 8, 2000, and the balance of which vest on the sixth anniversary of the date of grant, subject to accelerated vesting pursuant to a three-year vesting schedule in the event of the achievement of certain performance milestones and other conditions. The employment agreement provides for a severance payment in the event that the Company terminates Mr. Gross other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides a payment in the event the Company terminates Mr. Gross due to a termination of the Company's business as defined in the employment agreement. In the event of the termination of the Company's business, Mr. Gross would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that the company may pay other incentive compensation as may be set by the Board of Directors from time to time, and for such other fringe benefits as are paid to other executive officers of the Company. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $1,000 per month.

         Dr. Frank Gomer currently serves as President of the Systems Group for The Network Connection pursuant to the terms of an employment agreement that terminates on June 10, 2001. Dr. Gomer receives a minimum annual base salary of $215,000. Beginning June 11, 1999 and ending June 11, 2003, Dr. Gomer also receives 75,000 10-year options under the Company's Stock Option Plan, which vest in increments of 15,000 options per year pursuant to the terms and conditions of the employment agreement. The employment agreement also provides for a severance payment in the event that the Company terminates Dr. Gomer other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides a payment in the event the Company terminates Dr. Gomer due to a termination of the Company's business as defined in the employment agreement or upon termination without cause following a change in control. In either such event, Dr. Gomer would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that the company may pay other incentive compensation as may be set by the Board of Directors from time to time, and for such other fringe benefits as are paid to other executive officers of the Company. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $500 per month.

         Morris C. Aaron serves as Executive Vice President and Chief Financial Officer of TNCi pursuant to the terms of an employment agreement that terminates on June 10, 2001. Mr. Aaron receives a minimum annual base salary of $215,000. Beginning June 11, 1999 and ending June 11, 2003, Mr. Aaron also receives 75,000 10-year options under the Company's Stock Option Plan, which vest in increments of 15,000 options per year pursuant to the terms of the employment agreement. The employment agreement provides for a severance payment in the event that the Company terminates Mr. Aaron other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides a payment in the event the Company terminates Mr. Aaron due to a termination of the Company's business as defined in the employment agreement. In the event of the termination of the Company's business, Mr. Aaron would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that the company may pay other incentive compensation as may be set by the Board of Directors from time to time, and for such other fringe benefits as are paid to other executive officers of the Company. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $500 per month.

         James W. Fox serves as President and Chief Operating Officer pursuant to the terms of an employment agreement that terminates on December 31, 2000. Mr. Fox receives a minimum annual base salary of $225,000 and, subject to the achievement of assigned goals, bonuses of not less than 20% of his annual salary. Mr. Fox also received 105,000 10-year options under the Company's 1997 Stock Option Plan, which vest in increments of 21,000 options per year pursuant to the terms of the employment agreement. The employment agreement provides for a severance payment in the event that the Company terminates Mr. Fox other than for "cause" as defined in the employment agreement. The severance payment would be equal to two times the remaining balance of his base salary for the remainder of the then current term. The employment agreement also provides a payment in the event the Company terminates Mr. Fox due to a termination of the Company's business as defined in the employment agreement. In the event of the termination of the Company's business, Mr. Fox would receive an amount equal to two times his remaining base salary for the then current term, but not less than his annual base salary for one year. The employment agreement also provides that the company may pay other incentive compensation as may be set by the Board of Directors from time to time, and for such other fringe benefits as are paid to other executive officers of the Company. Such fringe benefits take the form of medical and dental coverage and an automobile allowance of $450 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING ARRANGEMENTS

         The Company's Chief Executive Officer is a principal of Ocean Castle Partners, LLC which maintains administrative offices for the Company's Chief Executive Officer, Corporate Secretary and certain other employees. During the year ended October 31, 1998, Ocean Castle executed consulting agreements with two principal stockholders of the Company, Don Goldman and Yuri Itkis. The rights and obligations of Ocean Castle under the agreements were assumed by The Network Connection in connection with the sale of the Company's Interactive Entertainment Division to The Network Connection. The consulting agreements require payments aggregating $1,000,000 to each of the consultants through December 2003 in exchange for advisory services. Each of the consultants also received stock options to purchase 50,000 (split-adjusted) shares of the Company's Class A Common Stock at an exercise price of $3.00 (split-adjusted). As of June 30, 1999, The Network Connection determined that the consulting agreements had no future value due to The Network Connection's shift away from in-flight entertainment into alternative markets such as leisure cruise and passenger rail transport. Only limited services were provided in 1999 and no future services will by utilized. Accordingly, The Network Connection recorded a charge to general and administrative expenses in the transition period ended June 30, 1999 of $1.6 million representing the balance due under such contracts.

         The Company has entered into a consulting agreement with First Lawrence Capital Corp. to perform various financial advisory services related to ongoing business development and management. The former managing director of First Lawrence is also a director of the Company. The Company retained, on a full time basis as President and Chief Operating Officer, the services of the former managing director of First Lawrence effective December 12, 1998. Accordingly, the Company has entered into an employment contract with such individual. During the year ended October 31, 1998, the Company paid $11,846 under the First Lawrence consulting agreement. The Company executed a consulting agreement with the Whitestone Group, LLC, a shareholder of First Lawrence. Pursuant to the agreement, the Company paid $250,000 for consulting services received during fiscal 1998.

         On September 15, 1998, the Company entered into consulting agreements with Messrs. Michail Itkis, Thomas M. Metzler and John W. Alderfer in connection with the Company's agreements with Swissair. In consideration for such services, the Company has paid Mr. Itkis $200,000 through September 15, 1999, Mr. Metzler $300,000 through June 15, 1999 and Mr. Alderfer $235,000 through March 15, 1999.

FORTUNET LICENSE

         In October 1994, the Company entered into an Intellectual Property License and Support Services Agreement with FortuNet, Inc. ("FortuNet"), which was amended and restated on November 7, 1996 (as amended, the "FortuNet License"). The FortuNet License grants the Company a worldwide, perpetual license to FortuNet's current and future patents, copyrights, trade secrets and related know-how covering a computerized system for use in all fields other than bingo halls. Further, this license is exclusive to the Company within the airline industry. As consideration, the Company must pay FortuNet an annual license fee of $100,000 in monthly installments through November 2002. The Company was previously also required to compensate FortuNet for certain development, support and maintenance services, but this obligation has been terminated. Further, the restated version of the FortuNet License no longer prohibits the Company from engaging in any gaming activities outside of airplanes. In exchange for these amendments to the FortuNet License and certain other modifications, on November 7, 1996, the Company issued to FortuNet a warrant to purchase 25,000 (split-adjusted) shares of Class A Common Stock at a price of $19.50 (split-adjusted) per share, which was repriced on January 6, 1997 to $16.00 (split-adjusted) per share. Under the FortuNet License, an aggregate of $100,000 was paid to FortuNet in fiscal 1998. Subsequent to June 30, 1999, the Company agreed to a termination of this agreement and paid FortuNet $100,000 plus legal fees. During the Transition Period ended June 30, 1999, the Company had revised its estimated accrual to $200,000 which is included in accrued liabilities in the consolidated balance sheet at June 30, 1999. Additionally, the Company repriced the exercise price of the stock purchase warrants to $3.00 (split-adjusted) per share.

         Yuri Itkis, a former director of the Company, is the President and sole stockholder of FortuNet and Boris Itkis, a former director of the Company and a son of Yuri Itkis, is an employee of FortuNet. Michail Itkis, the former Chief Executive Officer and a former director of the Company, is also a son of Yuri Itkis and was an employee of FortuNet until October 1994.

STOCKHOLDERS' AGREEMENT

         In October 1994, the Company entered into a stockholders' agreement with Yuri Itkis, Michail Itkis, Boris Itkis, Steven M. Fieldman, Donald H. Goldman and Lance Fieldman (the "Stockholders' Agreement"). In connection with the May 1996 and November 1996 resignations of Messrs. Goldman, Steven Fieldman and Lance Fieldman, and in connection with the execution of the Strategic Alliance Agreement with Hyatt, the parties to the Stockholders' Agreement entered into agreements which terminated the Stockholders' Agreement as to Messrs. Goldman, Steven Fieldman and Lance Fieldman, added Hyatt as a Stockholder under the Stockholders' Agreement, and amended certain terms of the Stockholders' Agreement. On November 10, 1997 with the termination of the Alliance Agreement with Hyatt, the Stockholders' Agreement was amended again to terminate Hyatt's rights.

         As amended, the Stockholders' Agreement provided that Michail Itkis and Yuri Itkis shall each be entitled to designate one nominee to the Company's Board of Directors. No other parties had any continuing right under the Stockholders' Agreement to nominate a director. Each stockholder who was a party to the Stockholders' Agreement agreed to vote all the shares of common stock owned by him for the election of the directors so nominated and not to take any action to remove any director so elected (except for the director(s) nominated by such stockholder). The Stockholders' Agreement was terminated on September 15, 1998.

PURCHASE OF SHARES

         Pursuant to the settlement of various lawsuits and other claims instituted by Barrington Capital Group, L.P. ("Barrington") against the Company, Ocean Castle and others, Ocean Castle purchased from Barrington 149,313 (split-adjusted) shares of Class A Common Stock of the Company at $3.00 (split-adjusted) per share on October 21, 1998. The Company temporarily loaned the funds to Ocean Castle to effectuate such purchase and Ocean Castle has subsequently repaid such loan.

B.H.G. FLIGHT, LLC

         The Company has agreed to reimburse B.H.G. Flight, LLC ("BHG") for costs and expenses associated with its use for corporate purposes of an airplane leased by BHG. Irwin L.

Gross, Chairman of the Board and Chief Executive Officer of the Company, owns 50% of the interests in BHG. To date, the Company has reimbursed BHG just under $60,000.

EMPLOYMENT MATTERS

         The Company has employment agreements with certain of its executive officers and has granted such officers options to purchase shares of Class A Common Stock. (See "Employment and Severance Agreements" on page 11).

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 31, 2000 regarding the ownership of the Company's Class A Common Stock and of The Network Connection's common stock by (i) each person known by the Company to own beneficially more than five percent of any class of the Company's voting securities, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group.

                                               Class A                    The Network Connection
                                             Common Stock                       Common Stock
                                 -------------------------------    --------------------------------
 Name and Address of                                  Percent of                          Percent of
 Beneficial Owner (1)            Number of Shares      Class (2)    Number of Shares       Class (3)
 --------------------            ----------------      ---------    ----------------       ---------
Irwin L. Gross
Ocean Castle Partners, LLC         2,283,108 (4)         21.0%         211,667 (5)            1.6%

Charles T. Condy                      32,025 (6)            *               --                 --

Stephen Schachman                     26,400 (7)            *               --                 --

M. Moshe Porat                       405,000 (8)          3.9%              --                 --

David N. Shevrin                      27,250 (9)            *               --                 --

Morris C. Aaron                       24,148 (10)           *           10,000 (11)             *

James W. Fox                          62,700 (12)           *               --                 --

Frank Gomer                            6,592 (13)           *           10,000 (14)             *

Ruki Renov                           646,521 (15)         6.2%              --                 --

Esther Stahler                       572,671 (16)         5.5%              --                 --

All executive officers and
 directors of the Company
 as a group (8 persons)            2,867,223 (17)        26.0%        231,667 (18)           1.8%

----------
* Less than 1%.

(1) Except as otherwise indicated below, the address of each beneficial owner is c/o Global Technologies, Ltd., 1811 Chestnut Street, Philadelphia, Pennsylvania 19103.

(2)  Based on 10,498,488 shares of Class A Common Stock outstanding.

(3) Based on 12,790,046 shares of The Network Connection Common Stock outstanding.

(4) Includes 50,949 shares owned by trusts for the benefit of Mr. Gross' children as to which Mr. Gross disclaims beneficial ownership. Also includes 375,000 shares issuable to Mr. Gross upon exercise of options exercisable within 60 days.

(5) Includes 125,000 shares which may be acquired upon exercise of vested options.

(6) Includes 15,000 shares issuable to Mr. Condy upon exercise of options exercisable within 60 days.

(7) Includes 15,000 shares issuable to Mr. Schachman upon exercise of options exercisable within 60 days.

(8) Includes 375,000 shares owned by First Lawrence Corp. over which Mr. Porat retains voting power pursuant to a certain proxy agreement, and 15,000 shares issuable to Mr. Porat upon exercise of options exercisable within 60 days.

(9) Includes 25,000 shares issuable to Mr. Shevrin upon exercise of options exercisable within 60 days.

(10) Includes 15,000 shares issuable to Mr. Aaron upon exercise of options exercisable within 60 days.

(11) Represents 10,000 shares issuable to Mr. Aaron upon exercise of options exercisable within 60 days.

(12) Includes 36,000 shares issuable to Mr. Fox upon exercise of options exercisable within 60 days.

(13) Includes 3,592 shares issuable to Mr. Gomer upon exercise of options exercisable within 60 days.

(14) Represents 10,000 shares issuable to Mr. Gomer upon exercise of options exercisable within 60 days.

(15) According to Amendment No. 2 to Schedule 13G dated October 25, 1999 filed by Ruki Renov, as adjusted for the 2:3 stock split on February 15, 2000. Mrs. Renov's address is 172 Broadway, Lawrence, NY 11559.

(16) According to Amendment No. 1 to Schedule 13G dated October 25, 1999 filed by Esther Stahler, as adjusted for the 2:3 stock split on February 15, 2000. Mrs. Stahler's address is 10 Lakeside Drive, Lawrence, NY 11559.

(17) See footnotes 4, 6, 7, 8, 9, 10, 12 and 13.

(18) See footnotes 5, 11 and 14.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission ("SEC") reports about their beneficial ownership of the Company's securities. All Reporting Persons are required by the SEC to furnish the Company with copies of all reports that they file. Based solely on a review of Section 16 reports received by the Company from Reporting Persons, the Company believes that each of Condy, Porat, Schachman, Fox, Aaron and Shevrin have failed to file a Form 5 on a timely basis reporting the options granted to them during the transition period ended June 30, 1999.

                           2001 STOCKHOLDER PROPOSALS

         In order for stockholder proposals for the 2001 Annual Meeting of Stockholders to be eligible for inclusion in the Company's 2001 Proxy Statement, they must be received by the Company at its principal executive offices, (Attn:
Secretary), on or prior to November 30, 2000. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in the Company's 2001 Proxy Statement for the Annual Meeting.

                                  OTHER MATTERS

         The Company currently knows of no other business that will be presented for consideration at the 2000 Annual Meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies. If any such matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

THE COMPANY SHALL PROVIDE TO ANY STOCKHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S TRANSITION REPORT ON FORM 10-KSB FOR THE TRANSITION PERIOD ENDED JUNE 30, 1999, UPON THE WRITTEN REQUEST THEREFOR TO GLOBAL TECHNOLOGIES, LTD., 1811 CHESTNUT STREET, SUITE 120, PHILADELPHIA, PENNSYLVANIA 19103, ATTENTION: S. LANCE SILVER, ASSISTANT SECRETARY.


                                       /s/ IRWIN L. GROSS
                                       Irwin L. Gross, Chairman of the Board and
                                       Chief Executive Officer
April 17, 2000

                                      PROXY

                            GLOBAL TECHNOLOGIES, LTD.
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Irwin L. Gross and Charles T. Condy (with full power to act without the other and with power to appoint his substitute) as the undersigned's proxies to vote all shares of Class A Common Stock of the undersigned in Global Technologies, Ltd., a Delaware corporation (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Rihga Royal Hotel, located at 151 West 54th Street, New York, New York, on Thursday May 11, 2000, at 10:00 a.m., local time, and at any postponement or adjournments or postponements thereof, in the manner indicated below and on the reverse side hereof.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 11, 2000 and the Proxy Statement of the Company, each dated April 17, 2000, and the Company's Annual Report for the transition period ended June 30, 1999 and Letter to Stockholders.

         The undersigned hereby revokes any proxy to vote shares of Class A Common Stock of the Company heretofore given by the undersigned.

         Please complete, sign on the reverse side and return promptly in the enclosed envelope.

THE SHARES OF CLASS A COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH BELOW AND ON THE REVERSE SIDE HEREOF. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" THE APPROVAL OF PROPOSALS 2, 3 AND 4.

1.   ELECTION OF DIRECTORS

     [ ] FOR all nominees listed below (except as marked to the contrary below)

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below:

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

         Nominees:  M. Moshe Porat, Class I
                    James W. Fox, Class I
                    Charles T. Condy, Class II
                    Stephen Schachman, Class II
                    Irwin L. Gross, Class III

2. Proposal to ratify the grant of options to purchase 1,500,000 shares of the Company's Class A Common Stock to Irwin L. Gross, Chairman of the Board and Chief Executive Officer of the Company.

                   [ ] FOR         [ ] AGAINST       [ ] ABSTAIN

3. Proposal to ratify the appointment of KPMG LLP, certified public accountants, as independent auditors of the Company for the fiscal year ending June 30, 2000.

                   [ ] FOR         [ ] AGAINST       [ ] ABSTAIN

4. In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.

                                        Dated
                                             -----------------------------------

                                        ----------------------------------------
                                                      Signature

                                        ----------------------------------------
                                               Signatures, if held jointly

                                        ----------------------------------------
                                                  Title ( if applicable)

                                        Please  date  and sign  exactly  as name
                                        appears on this proxy card, and promptly
                                        return in the  enclosed  envelope.  When
                                        signing    as    guardian,     executor,
                                        administrator,     attorney,    trustee,
                                        custodian,   or  in  any  other  similar
                                        capacity,  please give full title.  If a
                                        corporation, sign in full corporate name
                                        by   president   or   other   authorized
                                        officer,   giving   title,   and   affix
                                        corporate  seal. If a partnership,  sign
                                        in   partnership   name  by   authorized
                                        person. In the case of joint ownership, each joint owner must sign.